SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20509

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 14, 2011

Date of Report

(Date of Earliest Event Reported)

REFLECT SCIENTIFIC, INC.

(Exact Name of Registrant as Specified in its Charter)

UTAH	000-31377	87-0642556
(State or Other Jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

1270 South 1380 West

Orem, Utah  84058

(Address of Principal Executive Offices)

(801) 226-4100

Registrant's Telephone Number

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 14, 2011, Craig Morrison resigned as a director of Reflect Scientific, Inc., a Utah corporation (the “Company”).  Mr. Morrison’s resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On April 15, 2011, acting pursuant to Sections 16-10a-810(1)(b) and 16-10a-821 of the Utah Revised Business Corporation Act, the Company’s two remaining directors, Kim Boyce and Tom Tait, resolved to appoint William G. Moon to fill the vacancy created by Mr. Morrison’s resignation from the Board of Directors.  Mr. Moon shall serve until the next annual meeting of the Company’s stockholders or his prior resignation or termination.  Messrs. Boyce and Tait also resolved to appoint Messrs. Morrison and Moon to serve as Technical Advisors to the Company.

Mr. Moon, age 61, has over 30 years’ experience in startup and engineering related companies. His leadership experience includes assisting in the formation of what became the world’s largest disk drive company, Quantum Corporation, with over 10,000 employees. He was Principal Engineer and Vice President of Engineering for over twenty years, during which time he co-designed numerous standard-setting disk drives.  During that time, he was a co-founder of a wholly owned Quantum subsidiary, Plus Development, and was key in the invention of the “Hardcard,” the very first hard drive on a plug-in card.  He helped create a partnership with Panasonic for the world’s first totally automated disk drive assembly plant in Japan, producing over 100 million disk drives.  Prior to that, Mr. Moon designed memory products at Hewlett Packard Labs in their Disk Memory Division.  Over the past five years Mr. Moon has served as technical advisor to several companies and has sat on several boards. He also served as a founding member to the Advancement Council for Engineering & Technology at Brigham Young University.

Since the beginning of the Company’s last fiscal year, there have been no transactions, and there are no currently proposed transactions, in which Mr. Moon had or will have a direct or indirect material interest and in which the amount involved exceeds $120,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

REFLECT SCIENTIFIC, INC.

Date:  4/15/11

By:  /s/ Kim Boyce

Kim Boyce, Chief Executive Officer